UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 21, 2005

BNCCORP, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26290	45-0402816
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main, Bismarck, North Dakota		58501
(Address of principal executive offices)		(Zip Code)

(701) 250-3040
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On September 21, 2005, BNCCORP, Inc. (the “Company”) completed the sale of 575,000 shares (the “Shares”) of its common stock in a private placement pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933 (the “Private Placement”). The Shares were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) (the “Investors”), at a price of $11.50 per share.

The Private Placement was completed pursuant to a Placement Agency Agreement (the “Placement Agreement”), dated September 19, 2005, by and among the Company, BNC National Bank and Sandler O’Neill & Partners, L.P., as placement agent (the “Placement Agent”), a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.  Pursuant to the terms of the Placement Agreement, the Company will pay the Placement Agent a fee equal to 7% of the gross proceeds from the Shares sold in the Private Placement, plus reasonable out-of-pocket expenses, resulting in net proceeds to the Company of approximately $5.82 million. The Company intends to use the net proceeds from the Private Placement to repay a corresponding amount of its long-term borrowings from the Bank of North Dakota.

The Company and each Investor also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) dated September 21, 2005, a form of which is attached hereto as Exhibit 10.2 and incorporated herein by reference. Pursuant to the terms of the Registration Rights Agreement, the Company agreed to use its reasonable best efforts to file a registration statement with the Securities and Exchange Commission for the resale of the Shares on or before December 20, 2005, and to use its reasonable best efforts to cause it to be effective as soon as practical after filing.

Item 3.02.                                          Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                  Exhibits.

10.1                         Placement Agency Agreement, dated September 19, 2005, by and among BNCCORP, Inc., BNC National Bank and Sandler O’Neill & Partners, L.P., as placement agent

10.2                         Form of Registration Rights Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BNCCORP, INC.

	By:	/s/ Gregory K. Cleveland
Gregory K. Cleveland
President
Date: September 22, 2005